EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                               SITEK, INCORPORATED


                                    * * * * *


         1. The name of the corporation is SITEK, INCORPORATED.

         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock which the corporation shall have authority to issue is: Fifty-Two Million (52,000,000) of which stock Fifty Million (50,000,000) shares of the par value of No Dollars and 5/100th Cents ($0.005), shall be Common stock and of which Two Million (2,000,000) shares of the par value of No Dollars and One Cents ($0.01) shall be Preferred stock.

         5. The name and mailing address of each incorporator is as follows:

         Name                       MAILING ADDRESS
         ---------------            ---------------------------------------

         P. Akwei                   818 W. Seventh Street, Los Angeles, CA 90017

         The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

         Name                       MAILING ADDRESS
         ---------------            ---------------------------------------

         Mark A. DiSalvo            102 Searidge Court, Shell Beach, CA   93449
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         6. The corporation is to have perpetual existence.

         7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

         To make, alter or repeal the by-laws of the corporation.

         8. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

         WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this Twenty-Ninth day of June, 1998.


                                        /s/ P. Akwei
                                        ----------------------------
                                        P. Akwei, Incorporator